Fred Festa
Chairman and Chief Executive Officer

T +1 410-531-4574

W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044
Exhibit 10.15

[ ], 20XX

Dear AICP Participant:

I am pleased to announce Grace’s Annual Incentive Compensation Plan (AICP) for 20XX. The Annual Incentive Plans at Grace are designed to reward employees for achieving our annual operating plan objectives, taking into account individual performance. To determine the aggregate AICP incentive pool, we will use target metrics of Adjusted EBIT and Adjusted Free Cash Flow in the following amounts:

Metric (weighting)	20XX Plan Target
Adjusted EBIT[1] (80%)	XXX million

Adjusted Free Cash Flow[2] (20%)	XXX million

In the past, these measures were independent of each other. In 20XX, we will have to achieve at least 95% of our Adjusted EBIT to become eligible to earn any award under the Adjusted Free Cash Flow metric.

We also created a much higher earning opportunity in the new Plan to better align with our growth and productivity goals. The new plan will allow you to earn T150 at 105% of plan, and T200 at 116% of plan attainment. Conversely, if we drop below Plan, the pool is reduced by 50% per dollar miss up to 95% of plan. Below 95% the pool is reduced dollar for dollar until it reaches zero, or approximately 93% of plan.

As in the past, to be eligible for an award:

•	You must be actively employed at the time AICP payments are delivered in March 20XX;

•
You must have completed your web-based ethics compliance courses and your online ethics certification. If web-based ethics training is not offered in your region, you must have participated in your scheduled ethics classroom training.

Let’s take the time to have the conversations we need throughout the year to beat our goals. We have the talent. We now have the integrated operating structure. Let’s work across the enterprise to focus on our goals as one company.

This is an important opportunity for us to work across the company and focus on our growth and productivity goals as a team and leverage our talent and our technology. Please be sure that you are focusing on growth and productivity in your daily activities and if you would like to discuss how to better achieve that goal, meet with your supervisor.
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1
Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines and certain other investment gains and losses on sales of businesses, products line and certain other investments.

2
Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefits pension arrangements, and expenditures for asbestos-related items.

1 www.grace.com                                    Enriching Lives, Everywhere.®

I personally look forward to meeting, speaking and working together with you throughout 20XX, as we strive to achieve these objectives.

Sincerely,

/s/ Fred

Fred Festa
Chairman and Chief Executive Officer

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The Compensation Committee retains ultimate discretion to adjust the performance objectives or establish or increase the size of the AICP incentive pool. No AICP payments are guaranteed and we do not have a formula for determining individual AICP payments. All payments are subject to approval of the Compensation Committee of the Board of Directors. Grace reserves the right to change or terminate compensation and benefits plans at any time.

2 www.grace.com                                    Enriching Lives, Everywhere.®